Exhibit 99.1

KATHARINE WEYMOUTH NAMED CEO OF

WASHINGTON POST MEDIA AND

PUBLISHER OF THE WASHINGTON POST

Boisfeuillet Jones, Jr., Named Vice Chairman of

The Washington Post Company

WASHINGTON – February 7, 2008 – Katharine Weymouth has been named chief executive officer of Washington Post Media, a new unit of The Washington Post Company, which will include The Washington Post and washingtonpost.com. Weymouth will also serve as publisher of The Washington Post; she becomes the fifth member of the Graham family to hold that title. The appointment was announced today by Donald E. Graham, chairman and chief executive officer of The Washington Post Company.

Weymouth, 41, will report to Graham. Stephen P. Hills, Washington Post president and general manager; Leonard Downie, Jr., Post executive editor; and Caroline Little, chief executive officer and publisher of Washingtonpost.Newsweek Interactive, will report to Weymouth.

Weymouth has been vice president of advertising for The Washington Post since January 2005. She joined the newspaper in 1996 as assistant counsel. After two years she moved to Washingtonpost.Newsweek Interactive (WPNI), the online publishing subsidiary of The Washington Post Company, as associate counsel. In 2000, Weymouth returned to the newspaper, where she served as the advertising department’s liaison between The Post and WPNI. She became director of the advertising department’s jobs unit in 2002 and was named director of advertising sales in April 2004.

Weymouth earned a BA magna cum laude from Harvard College in 1988 and a JD from Stanford Law School in 1992. Following law school, she clerked on the US Court of Appeals for the Ninth Circuit for one year. She practiced law at Williams & Connolly in Washington, DC, from 1993-1996.

She is a great-granddaughter of Eugene Meyer, who bought The Washington Post in 1933; a granddaughter of Katharine and Philip L. Graham; and a daughter of Lally Weymouth, special correspondent for Newsweek magazine.

“Katharine is ready for this,” Graham said. “She is Kay Graham’s granddaughter, but that is not why she’s getting this job. She’s had a rare combination of big jobs at both the newspaper and the digital company. In all those jobs, she has shown herself to be smart, decisive, modest and a great manager of people.”

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Graham also announced today the appointment of Boisfeuillet Jones, Jr., as vice chairman of The Washington Post Company. In addition, Jones succeeds Graham as chairman of The Post newspaper. Jones has been publisher of The Washington Post since September 2000.

“Bo has been a superb publisher of The Post,” Graham said, “guiding the paper through the challenges of the last seven years with intelligence and unfailing judgment, always focused as keenly on the paper’s journalistic mission and role in the community as on its business requirements.”

As vice chairman of The Washington Post Company, Jones’s primary attention will shift from the newspaper to the strategic opportunities and challenges facing the company as a whole. “Bo and I worked side by side at the newspaper for 20 years, when I was publisher and he was my principal counselor,” Graham said. “I look forward to getting him here to work with me in the corporate office.”

In addition to his new corporate responsibilities, Jones will remain actively involved in discussions about the newspaper and its future in his capacity as chairman of The Post newspaper.

Jones announced today that a Voluntary Retirement Incentive Program will be offered in March to some employees of The Washington Post newspaper in light of the current economic environment and to assure the future strength of the business. Jones also said that the newspaper will close its College Park, MD, printing plant in early 2010, after two presses are moved to The Post’s Springfield, VA, plant.

Jones joined The Post in 1980 as vice president and counsel. In 1995, he became president and general manager, assuming responsibility for the business side of the newspaper. He succeeded Donald Graham as publisher and chief executive officer of The Post in 2000. Jones is a director of the Associated Press and the Newspaper Association of America, where he was chairman during 2006-2007.

Prior to joining the newspaper, Jones was an attorney with Hill & Barlow in Boston, MA, from 1975 to 1980, and was law clerk for the Honorable Levin H. Campbell, US Court of Appeals for the First Circuit, from 1974 to 1975. Jones received an AB in 1968 from Harvard College, where he was president of The Harvard Crimson. He attended Oxford University as a Rhodes Scholar and received a DPhil in Modern History. He received his law degree in 1974 from Harvard Law School, where he was an editor of the Harvard Law Review.

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About The Washington Post Company (www.washpostco.com):

The Washington Post Company (NYSE:WPO) is a diversified education and media company whose principal operations include educational and career services, newspaper and magazine publishing, television broadcasting, cable television systems and electronic information services. The Company owns The Washington Post; Washingtonpost.Newsweek Interactive (WPNI), the online publishing subsidiary whose flagship products include washingtonpost.com, Newsweek.com, Slate, BudgetTravel.com, Sprig.com and The Root.com; Express; El Tiempo Latino; The Gazette and Southern Maryland Newspapers; The Herald (Everett, WA); Newsweek magazine; Post-Newsweek Stations (Detroit, Houston, Miami, Orlando, San Antonio and Jacksonville); Cable ONE, serving subscribers in midwestern, western and southern states; and CourseAdvisor, an online lead generation provider.

The Company also owns Kaplan, Inc., a leading global provider of educational services to individuals, schools and businesses, serving over one million students with operations in more than 30 countries. Its international programs include higher education, test preparation, language instruction and professional training.

The Company has ownership interests in the Los Angeles Times-Washington Post News Service and Bowater Mersey Paper Company.

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Contact:

Rima Calderon

(202) 334-6617

calderonr@washpost.com